Deal Highlights



Cecily Brown
(b. 1969)
View All (2)

Sec.gov

Initial Offering	$1,542,000
Painting	Mean Eyed Cat (2012)
Dimensions	23 x 31
Progress	71%

INVEST NOW

Artist Overview

19% Total Return 27% IRR 35% IRR 77% IRR 15% IRR

Cecily Brown is the most exited artist on Masterworks, having returned over $11M to thousands of investors.

Offering	373 Brown
Offering Size	$527,000
Sold For	$654,375
Days Held	29
Profit from $10K Investment	$1,900 after all fees

Major Museum Shows

Brown has had recent museum exhibitions at the Met, the Barnes Foundation, and the Dallas Museum of Art. We acquired this work before her largest-ever UK retrospective, opening at the Serpentine March 27th.



Big Name Collectors

Cecily Brown is collected by some of the biggest collectors in the art world.

Collectors

- Elton John
- British Museum
- Metropolitan Museum of Ar...
- Guggenheim Museum

Record Price Growth

21%

Cecily Brown's market has seen significant growth in recent years, with a 21% Annual Record Price Growth Rate based on data from 2000 to 2025.



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Offering Details

Three Similar Exits

We've exited three similar Brown paintings, with differences in scale and commercial palette. We take this as a signal of this style's commercial desirability.

Masterworks 028	$899K	**$1.8M**
Masterworks 151	$1.2M	**$2.1M**
Masterworks 307	$557K	**$745K**

Similar Sales Appreciation

16.0%

Each painting is unique, but similar works have seen an appreciation rate of 16.0% from 2011 to 2024.



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